Exhibit 99.1

Hemisphere Media Group Announces Second Quarter 2017 Financial Results and Affirms Full-Year Guidance

- Q2 2017 Net Revenues Increased Modestly Year-Over-Year -

- Q2 2017 Net Income Increased 3% Year-Over-Year -

- Q2 2017 Adjusted EBITDA1 Increased 4% Year-Over-Year -

- Q2 2017 Adjusted EBITDA Excluding Political Revenue Increased 9% Year-Over-Year -

- Affirms Full-Year Adjusted EBITDA Guidance -

MIAMI, FL — (August 4, 2017) —  Hemisphere Media Group, Inc. (NASDAQ: HMTV) (“Hemisphere” or the “Company”), the only publicly traded pure-play U.S. media company targeting the high growth U.S. Hispanic and Latin American markets with leading broadcast and cable television and digital content platforms, today announced financial results for the second quarter ended June 30, 2017.

“We continued to execute against our long-term business strategy during the second quarter,” said Alan Sokol, President and Chief Executive Officer of Hemisphere.  “A strong nine percent increase in subscriber and retransmission fees was partially offset by lower advertising revenue, primarily due to weakness in the Puerto Rico market. Nonetheless, for the first half of 2017, our Puerto Rico advertising revenue actually increased over 2016, excluding political. Importantly, we have made great progress in our strategic growth initiatives.  In Colombia, we are excited about our full relaunch of Canal Uno on August 14, 2017. PANTAYA, our joint venture with Lionsgate launched on August 1, 2017 and features exclusive access to the largest and most diverse selection of Spanish-language blockbusters and critically acclaimed films from Latin America and Hollywood.  These, as well as our recent investment in REMEZCLA, significantly expand our offerings, broaden our audience, and ultimately position us to define the future of the Hispanic video content landscape.”

Financial Results for the Three and Six Months Ended June 30, 2017

Net revenues were $35.2 million for the three months ended June 30, 2017, a modest increase as compared to net revenues of $35.0 million for the comparable period in 2016. Net revenues were $68.3 million for the six months ended June 30, 2017, an increase of 4%, as compared to net revenues of $66.0 million for the comparable period in 2016. The increases in both the three and six month periods were due to growth in subscriber and retransmission fees and other revenue, offset by a decline in advertising revenue.  Subscriber and retransmission fees across all of the Company’s channels grew 9% in both the three and six month periods ended June 30, 2017, driven by annual rate increases, subscriber growth and new launches.  Advertising revenue decreased $2.1 million and $1.4 million, or 12% and 5%, in the three and six months ended June 30, 2017, respectively, due to political advertising in 2016 and softness in the Puerto Rico advertising market and the direct response advertising market in the U.S., which impacted the Company’s U.S. cable networks. Other revenue, which is primarily related to the licensing of content, grew $0.6 million and $0.5 million in the three and six months ended June 30, 2017, respectively. The increases are due to the timing and availability of content that the Company has licensed to third parties.  Excluding political advertising revenue in the prior year periods, net revenue in the three and six months ended June 30, 2017 increased $0.9 million and $3.1 million, or 2% and 5%, respectively.

Operating expenses were $24.7 million for the three months ended June 30, 2017, an increase of 1%, as compared to operating expenses of $24.4 million for the comparable period in 2016. Operating expenses for the six months ended June 30, 2017 were $50.8 million, an increase of 5%, as compared to $48.2 million for the comparable period in 2016. The increases in the three and six months ended June 30, 2017 were driven by increases in transaction costs related to the Company’s strategic investment activity and higher stock-based compensation. The increase in the six months ended June 30, 2017 was also attributable to costs incurred in connection with the amendment of the Company’s term loan. The increases in operating expenses for the three and six months ended June 30, 2017 were partially offset by reduced news and programming costs.

Net income was $5.2 million for the three months ended June 30, 2017, an increase of 3%, as compared to $5.0 million in the comparable period in 2016.  Net income for the six months ended June 30, 2017 was $7.9 million, an increase of 3%, as compared to $7.7 million in the comparable period in 2016.

Adjusted EBITDA was $16.1 million for the three months ended June 30, 2017, an increase of 4%, as compared to Adjusted EBITDA of $15.5 million for the comparable period in 2016. Adjusted EBITDA for the six months ended June 30, 2017 was $30.6 million, an increase of 6%, as compared to Adjusted EBITDA of $28.8 million for the comparable period in 2016. Adjusted EBITDA, excluding political revenue for the three and six months ended June 30, 2017, increased $1.4 million, and $2.6 million, respectively, or 9%, in each period.

The Company affirms its forecast of mid to high single digit percentage increase in Adjusted EBITDA for 2017, excluding political revenue in 2016.  The forecast does not include the Company’s attributable interests in its equity investments. The Company expects its funding requirements for its strategic initiatives including, Canal Uno, PANTAYA and REMEZCLA will be $35 to $40 million in the aggregate for the year ending December 31, 2017. The Company’s previous guidance of $30-35 million did not include its investment in REMEZCLA made during the second quarter.

As of June 30, 2017, the Company had $212.3 million in debt and $155.5 million of cash. The Company’s leverage ratio was approximately 3.2 times, and net leverage ratio was approximately 0.9 times.

(1) See the Non-GAAP Reconciliations section of this earnings release for a discussion of non-GAAP financial measures used in this release.

The following tables set forth the Company’s financial performance for the three and six months ended June 30, 2017 and 2016, as well as select financial data as of June 30, 2017 and December 31, 2016:

HEMISPHERE MEDIA GROUP, INC.

Comparison of Consolidated Operating Results

(amounts in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(Unaudited)		(Unaudited)

Net revenues	$35,180	$35,031	$68,339	$66,002
Operating Expenses:
Cost of revenues	10,298	10,638	20,543	20,821
Selling, general and administrative	9,843	9,520	19,335	18,776
Depreciation and amortization	4,067	4,061	8,182	8,417
Other expenses	474	119	2,724	132
Loss on disposition of assets	2	16	2	15
Total operating expenses	24,684	24,354	50,786	48,161

Operating income	10,496	10,677	17,553	17,841

Other Expenses:
Interest expense, net	(2,598)	(2,869)	(5,226)	(5,825)
Other income, net	121	—	121	—
Total other expenses	(2,477)	(2,869)	(5,105)	(5,825)
Income before income taxes	8,019	7,808	12,448	12,016

Income tax expense	(2,838)	(2,779)	(4,522)	(4,287)
Net income	$5,181	$5,029	$7,926	$7,729

Reconciliation of net income to Adjusted EBITDA:
Net income	$5,181	$5,029	$7,926	$7,729
Add (deduct):
Income tax expense	2,838	2,779	4,522	4,287
Other income, net	(121)	—	(121)	—
Interest expense, net	2,598	2,869	5,226	5,825
Loss on disposition of assets	2	16	2	15
Depreciation and amortization	4,067	4,061	8,182	8,417
Stock-based compensation	1,052	589	2,122	1,989
Transaction & non-recurring expenses	502	119	2,780	522
Adjusted EBITDA	$16,119	$15,462	$30,639	$28,784

Selected Financial Data:

(amounts in thousands)

	As of	As of
	June 30, 2017	December 31, 2016
	(Unaudited)	(Audited)

Cash	$155,520	$163,090
Debt (a)	$212,280	$213,347

Leverage ratio (b):	3.2x	3.3x
Net leverage ratio (c):	0.9x	0.8x

(a) Represents the aggregate principal amount of the debt.

(b) Represents gross debt divided by Adjusted EBITDA for the last twelve months. This ratio differs from the calculation contained in the Company’s amended term loan.

(c)  Represents gross debt less cash divided by Adjusted EBITDA for the last twelve months. This ratio differs from the calculation contained in the Company’s amended term loan.

The following table presents estimated subscriber information (unaudited):

	Subscribers (a) (amounts in thousands)
	June 30, 2017	December 31, 2016	June 30, 2016
U.S. Cable Networks:
WAPA America (b)	4,276	4,189	4,061
Cinelatino	4,568	4,588	4,535
Pasiones	4,635	4,620	4,483
Centroamerica TV	4,096	4,063	4,022
Television Dominicana	3,395	3,249	3,106
Total	20,970	20,709	20,207

Latin America Cable Networks:
Cinelatino	16,059	15,430	12,987
Pasiones	13,380	13,235	10,820
Total	29,439	28,665	23,807

(a)         Amounts presented are based on most recent remittances received from the Company’s distributors as of the respective dates shown above.

(b)         The total above excludes digital basic subscribers. Subscribers to WAPA America including digital basic subscribers decreased 1.8% from June 30, 2016 to June 30, 2017, and decreased by 3.1% from December 31, 2016 to June 30, 2017.

Non-GAAP Reconciliations

Within Hemisphere’s second quarter 2017 press release, Hemisphere makes reference to the non-GAAP financial measure, “Adjusted EBITDA.” Whenever such information is presented, Hemisphere has complied with the provisions of the rules under Regulation G and Item 2.02 of Form 8-K. When presenting Adjusted EBITDA, Hemisphere’s management adds back (deducts) from net income, if any, depreciation expense, amortization of intangibles, loss (gain) on disposition of assets, transaction and non-recurring expenses, income tax expense, interest expense and stock-based compensation. The specific reasons why Hemisphere’s management believes that the presentation of this non-GAAP financial measure provides useful information to investors regarding Hemisphere’s financial condition, results of its operations and cash flows has been provided in the Form 8-K filed in connection with this press release. A reconciliation of net income to Adjusted EBITDA can be found above in the table that sets forth Hemisphere’s financial performance for the three and six months ended June 30, 2017 and 2016.

Conference Call

Hemisphere will conduct a conference call to discuss its second quarter results at 10:00 AM ET on Friday, August 4, 2017.  A live broadcast of the conference call will be available online via the Company’s Investor Relations website located at http://ir.hemispheretv.com/. Alternatively, interested parties can access the conference call by dialing (877) 497-1436, or from outside the United States at (262) 558-6292, at least five minutes prior to the scheduled start time. The conference ID for the call is 59093954.

A replay of the call will be available beginning at approximately 1:00 PM ET on Friday, August 4, 2017 by dialing (855) 859-2056, or from outside the United States by dialing (404) 537-3406. The conference ID for the replay is 59093954.

Forward-Looking Statements

Statements in this press release and oral statements made from time to time by representatives of Hemisphere may contain certain statements about Hemisphere and its consolidated subsidiaries that are “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements relating to Hemisphere’s future financial and operating results (including growth and earnings), plans, objectives, expectations and intentions and other statements that are not historical facts. These statements are based on the current expectations of the management of Hemisphere and are subject to uncertainty and changes in circumstance, which may cause actual results to differ materially from those expressed or implied in such forward-looking statements. Without limitation, any statements preceded or followed by or that include the words “targets,” “plans,” “believes,” “expects,” “intends,” “will,” “likely,” “may,” “anticipates,” “estimates,” “projects,” “should,” “would,” “expect,” “positioned,” “strategy,” “future,” or words, phrases or terms of similar substance or the negative thereof, are forward-looking statements. In addition, these statements are based on a number of assumptions that are subject to change. Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements are discussed under the headings “Risk Factors” and “Forward-Looking Statements” in Hemisphere’s most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission (“SEC”), as they may be updated in any future reports filed with the SEC. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, Hemisphere’s actual results, performance, or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements included herein are made as of the date hereof, and Hemisphere undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.

About Hemisphere Media Group, Inc.

Hemisphere Media Group, Inc. (NASDAQ: HMTV) is the only publicly traded pure-play U.S. media company targeting the high growth U.S. Hispanic and Latin American markets with leading broadcast and cable television and digital content platforms. Headquartered in Miami, Florida, Hemisphere owns and operates five leading U.S. Hispanic cable networks, two Latin American cable networks, and the leading broadcast television network in Puerto Rico, and has ownership interests in a new broadcast television network in Colombia and a Spanish-language OTT service in the U.S. Hemisphere’s portfolio consists of:

•                  Cinelatino, the leading Spanish-language movie channel with over 20 million subscribers across the U.S., Latin America and Canada, including 4.6 million subscribers in the U.S. and 16.1 million subscribers in Latin America, featuring the largest selection of contemporary Spanish-language blockbusters and critically-acclaimed titles from Mexico, Latin America, Spain and the Caribbean.

•                  WAPA, Puerto Rico’s leading broadcast television network with the highest primetime and full day ratings in Puerto Rico. Founded in 1954, WAPA produces approximately 70 hours per week of top-rated news and entertainment programming.

•                  WAPA America, the leading cable network targeting Puerto Ricans and other Caribbean Hispanics living in the U.S., featuring the highly-rated news and entertainment programming produced by WAPA. WAPA America is distributed in the U.S. to 5.1 million subscribers, including digital basic subscribers.

•                  Pasiones, dedicated to showcasing the most popular telenovelas and serialized dramas, distributed in the U.S. and Latin America. Pasiones has 4.6 million subscribers in the U.S. and 13.4 million subscribers in Latin America.

•                  Centroamerica TV, the leading network targeting Central Americans living in the U.S., the third-largest U.S. Hispanic group, featuring the most popular news, entertainment and soccer programming from Central America. Centroamerica TV is distributed in the U.S. to 4.1 million subscribers.

•                  Television Dominicana, the leading network targeting Dominicans living in the U.S., featuring the most popular news, entertainment and baseball programming from the Dominican Republic. Television Dominicana is distributed in the U.S. to 3.4 million subscribers.

•                  Canal Uno, a partnership with leading Colombian content producers, is one of only three national broadcast television networks in Colombia. The partnership was awarded a 10-year renewable broadcast TV concession for Canal Uno in Colombia in 2016. The concession provides the partnership with a rare opportunity to access one of Latin America’s most robust and stable economies with an attractive television advertising market. It also provides Hemisphere the opportunity to produce high quality content which can be repurposed on HMTV’s channels and syndicated internationally.  The partnership began operating the network on May 1, 2017.

•                  PANTAYA, a Spanish-language over-the-top (OTT) service dedicated to premium content for the Hispanic community in the U.S. launched August 1, 2017.

•                  REMEZCLA, an influential digital media company targeting English speaking and bilingual U.S. Hispanics aged 18-35 through innovative digital content. Hemisphere’s investment is a complementary extension of its portfolio, broadening the Company’s footprint and its reach with the highly coveted Millennial audience.

Contact:

Erica Bartsch

Sloane & Company

212.446.1875

ebartsch@sloanepr.com